Exhibit 99.01
July 14, 2006
Mr. Ralph J. Harms
21650 Vintage Lane
Saratoga, CA 95070
Re: Offer of Employment as Chief Financial Officer
Dear Ralph:
     Transmeta Corporation (“Transmeta” or the “Company”) is very pleased to offer you a position as Chief Financial Officer. Everyone who met with you during the interview process was very impressed and believes that you can make a substantial contribution. On behalf of the Company, I am delighted to welcome you and look forward to working with you.
     Your position would be full time, reporting directly to me as a member of the executive staff. Your starting annual base salary would be $250,000. You would also be eligible to participate in the Company’s executive bonus plan, with a target bonus of 50 percent of your base salary.
     You would also be granted a stock option to purchase up to 750,000 shares of Transmeta common stock at fair market value measured by the market closing price on your starting date. Your option would vest over a four-year period, beginning on your starting date, with a one year cliff clause. This stock option is not a promise of compensation and is not intended to create any employment obligation on the part of the Company.
     You would also be eligible to participate in the Company’s executive retention and severance plan, as amended, as a Category 1 Person. This invitation to participate in the Company’s executive retention and severance plan is not a promise of compensation and is not intended to create any employment obligation on the part of the Company, other than as expressly provided in that plan; provided, however, that in the event that your employment were to be terminated by Transmeta without cause before the first anniversary of your start date, then Transmeta would guarantee you at least the equivalent of six months of your base salary as a separation benefit.
     As an employee of Transmeta, you would also be eligible to participate in several Company-sponsored benefits plans, including medical, life, and disability insurance, a Flexible Spending Plan, and a 401(k) Plan.
     This offer contemplates an at-will employment relationship, which can be terminated by you or by Transmeta for any reason, with or without cause, without further

Mr. Ralph J. Harms
July 14, 2006

obligation or liability, except that Transmeta would pay you any salary and compensation earned through your last date worked, and any compensation to which you are entitled under the executive retention and severance plan.
     Your employment is contingent upon (1) your executing the enclosed Proprietary Information and Inventions Agreement, and (2) your providing the legally required proof of identity and eligibility to work in the United States.
     To confirm your acceptance of this offer, please sign and date one copy of this letter and return it to me. You may retain the other copy for your records. This letter, along with the other agreements referred to above, set out the terms of your employment relationship with Transmeta. This agreement supersedes any prior representations or agreements between you and Transmeta, whether written or oral.
     Congratulations on joining Transmeta. We all look forward to working with you.

Very truly yours,
/s/ Arthur L. Swift

Arthur L. Swift President and Chief Executive Officer

Accepted By: /s/ Ralph J. Harms	Date: 7/20/06
Enclosure: Transmeta Proprietary Information and Inventions Agreement